Code of Ethics

June 2024

THIS CODE OF ETHICS IS THE PROPERTY OF TWIN OAK ETF COMPANY (“TWIN OAK” OR THE “FIRM”) AND MUST BE RETURNED TO THE FIRM SHOULD ACCESS PERSON’S ASSOCIATION WITH THE FIRM TERMINATE FOR ANY REASON. THE CONTENTS OF THIS CODE ARE CONFIDENTIAL AND SHOULD NOT BE REVEALED TO THIRD PARTIES.

Contents

I.	Introduction	1
II.	Standards of Business Conduct	1
III.	Definitions	2
IV.	Code of Ethics Compliance and Administration	5
V.	Personal Account Dealings	6
VI.	Insider Trading	11
VII.	Gift and Entertainment Policy	13
VIII.	Outside Business Activities	15
IX.	Political Contributions	15
X.	Anti-bribery Policy and Procedures	16
XI	Electronic Communications	17
XII.	Social Media	18

I.Introduction
Twin Oak ETF Company (“Twin Oak” or the “Firm”) is committed to the highest standards of integrity, professionalism, and fiduciary duty in the practice of investment advisory services. The Firm’s unwavering dedication to its Clients' best interests lie at the core of its mission. This Code of Ethics (“Code”) serves as a declaration of the Firm’s fundamental principles and sets the ethical foundation upon which it operates, requiring compliance with all applicable regulations under the Investment Advisers Act of 1940 (the “Advisers Act”), the Investment Company Act of 1940 (the “1940 Act”), and other Federal Securities Laws by all Access Persons. Access Persons, defined broadly, include any partner, officer, director (or other person occupying a similar status or performing similar functions), employee of Twin Oak, or other person who provides investment advisory services on behalf of the investment adviser and is subject to the supervision and control of Twin Oak. All employees at Twin Oak are considered Access Persons. All Access Persons are considered Access Persons for purposes of the Code of Ethics.
This Code is designed to meet current regulatory obligations and ensure the proper compliance framework to support organizational growth. Each person subject to the Code must acknowledge that he or she has received, read, and agrees to be bound by the Code. Any questions regarding obligations set forth in this Code of Ethics should be directed to the Chief Compliance Officer (“CCO”). Employees must promptly report any violations of the Code to the CCO. All reported Code of Ethics violations will be treated confidentially and will be free from retaliation.
Twin Oak serves as an investment adviser to ETFs organized under the Manager Directed Portfolios Trust (“MDP Trust”). The ETFs for which Twin Oak provides investment advisory services are collectively known as the Firm’s clients (“Clients”).
Twin Oak will hold new employee training that will cover topics addressed in this Code. Twin Oak will remind Access Persons on an ongoing basis of their obligations under this Code and will require annual recertification that each Access Persons has read, understands, and has complied with this Code. From time to time, the Firm may modify any or all of the policies and procedures set forth in the Code. Should revisions be made, Access Persons will receive written notification from the Firm’s Chief Compliance Officer.
II.Standards of Business Conduct
Pursuant to Section 206 of the Advisers Act, as well as Rule 204A-1 under the Advisers Act and Rule 17j- 1 of the 1940 Act, this Code is predicated on the principle that the Firm owes a fiduciary duty to any Client to which the Firm provides investment advisory or management services. The ETFs for which Twin Oak provides investment advisory services are collectively known as the Firm’s clients (“Clients”). The interests of the Clients must always be recognized, respected, and take precedence over the personal interests of the Firm’s Access Persons. In any decision relating to personal investments or other matters, Access Persons must diligently avoid serving their own personal interests ahead of any Client’s interests, taking inappropriate advantage of their position with the Firm, or taking inappropriate advantage on the Firm’s behalf.
Standards of conduct are designed to ensure that Access Persons conduct their business on the Firm’s behalf in a manner that enables the Firm to fulfill its fiduciary duty to its Clients. Fundamental to the Firm’s business activities and operations is the fiduciary obligation to act in the best interests of our Clients and to place Clients’ interests before our own. As part of our fiduciary duty to Clients, the Firm has an affirmative obligation of utmost good faith and full and fair disclosure of all conflicts of interest to the Clients. Section 206 of the Advisers Act makes it unlawful for any investment adviser to engage in any act, practice, or course of business which is fraudulent, deceptive, or manipulative.
All Access Persons will act with competence, dignity, integrity and in an ethical manner when dealing with Clients, the public, prospects, third-party service providers and fellow Access Persons. Access Persons must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting the Firm’s services, and engaging in other professional activities. In furtherance of this objective, Access Persons are prohibited from engaging in the following conduct:
•Employing any device, scheme, or artifice to defraud the Fund(s);
•Making any untrue statements of a material fact to the Fund(s) or omitting to state a material fact necessary in order to make the statements made to the Fund(s), in light of the circumstances under which they are made, not misleading;
•engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund(s); or
•Engaging in any manipulative practice with respect to the Fund(s).
This Code cannot answer all questions raised in the context of business relationships, and the provisions of this Code are not all-inclusive. This Code is intended to serve as a guide for Access Persons pertaining to their conduct on behalf of the Firm and its Clients. Thus, each Access Person is required to recognize and respond appropriately to specific situations as they arise. In those situations where an Access Person may be uncertain as to the intent or purpose of the Code, they are advised to consult with the CCO, who may grant exceptions to certain provisions contained in the Code in those situations when the interests of our Clients, in our reasonable belief, will not be adversely affected or compromised. Additionally, all questions arising in connection with personal securities trading should be resolved in favor of the Client, even at the expense of the interests of Access Persons.
III.Definitions
The following are defined terms used in the Code. Other capitalized terms are defined within the Code itself.
1940 Act – The Investment Company Act of 1940, as amended.
Access Person(s) – Any Access Person who:
•Has access to nonpublic information regarding any clients’ purchase or sale of securities or nonpublic information regarding the portfolio holdings of any Reportable Fund; or
•Is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. For the purposes of this Code, all Access Persons and employees at the Firm are to be considered Access Persons. Any exceptions to this definition are to be determined by the CCO at their discretion.

Account – Any accounts in which Securities Transactions can be affected including:
•Any accounts held by any Access Person;
•Accounts of the Access Person’s Immediate Family members living in the Access Person’s household or is financially dependent;
•Accounts held by any other related individual over whose account the Access Person has discretionary control;
•Any other account where the Access Person has discretionary control and materially contributes; and

•Any account in which the Access Person has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the Access Person has a beneficial interest or exercises investment discretion.
Adviser: Twin Oak ETF Company or Firm.
Advisers Act: The Investment Advisers Act of 1940, as amended.
Automatic Investment Plan: A program in which regular trades are made automatically in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.
Beneficial Ownership: This Code applies to all accounts and securities beneficially owned by you as well as accounts under your direct or indirect influence or control. Essentially, this means that if you have the ability to profit, directly or indirectly, or share in any profit from a transaction, you have Beneficial ownership. If you are unsure if an account or investment falls under your beneficial ownership, contact the CCO for further guidance.
Practical Application of Beneficial Ownership:
•You live with your parents: If you live in your parents’ house but do not financially support your parents, your parents’ accounts and securities are not beneficially owned by you and do not require disclosure.
•Your parent lives with you: If you provide financial support to your parent, your parent’s accounts and securities are beneficially owned by you and require disclosure.
•You have an adult child living in your home: If you provide financial support to your child, your child’s accounts and securities are beneficially owned by you and require disclosure.
•You have a college-age child: If your child is in college and you still claim the child as a dependent for tax purposes, you are the beneficial owner of their accounts and securities.
•Your child has an UGMA/UTMA account: If you (or your spouse) are the custodian for the minor child, the child’s accounts are beneficially owned by you. If someone other than you (or your spouse) is the custodian for your minor child’s account, the account is not beneficially owned by you.
•You have a domestic partner or similar cohabitation arrangement: If you contribute to the maintenance of a household and the financial support of a partner, your partner’s accounts and securities are beneficially owned by you and require disclosure.
•You have a roommate: Generally, roommates are presumed to be temporary and therefore you have no beneficial ownership in one another’s accounts and securities.
•You have power of attorney: If you have been granted power of attorney over an account, you are not the beneficial owner of the account until the time that the power of attorney has been activated.
•You are the trustee and/or the beneficiary of a trust: Due to the complexity and variety of trust agreements, these situations require case-by-case review by the CCO.
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Chief Compliance Officer: The person designated by the Firm to serve as Chief Compliance Officer (“CCO”).
Client: Twin Oak funds
Code: Refers to this Code of ethics.
Compliance Designee: a member assigned by the CCO to assist with the monitoring and enforcement of Twin Oak’s compliance Program. The CCO may appoint employees of Twin Oak, a third-party consultant or any other individual or entity the CCO deems appropriate. Twin Oak has engaged PINE Advisor Solutions (“PINE”) as a Designee to assist the CCO in providing compliance oversight.
Control: The power to exercise a controlling influence over the management or policies of a company unless such power is solely the result of an official position with such company. Ownership of more than 25% of a company’s outstanding voting Securities is presumed to give the holder of such Securities control over the company.
Foreign Corrupt Practices Act (“FCPA”): refers to the Foreign Corrupt Practices Act of 1977, as amended. The FCPA was enacted for the purpose of making it unlawful for certain classes of persons and entities to make payments to foreign government officials to assist in obtaining or retaining business. Specifically, the anti-bribery provisions of the FCPA prohibit the willful use of the mails or any means of instrumentality of interstate commerce corruptly in furtherance of any offer, payment, promise to pay, or authorization of the payment of money or anything of value to any person, while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to a foreign official to influence the foreign official in his or her official capacity, induce the foreign official to do or omit to do an act in violation of his or her lawful duty, or to secure any improper advantage in order to assist in obtaining or retaining business for or with, or directing business to, any person.
Immediate Family: For these purposes, immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law.
IPO: An initial public offering. An IPO is an offering of Securities registered under the Securities Act where the issuer, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.
Limited Offering or Private Placement: For purposes of this Code, the terms “Limited Offering” and “Private Placement” are interchangeable. An offering that is exempt from registration pursuant to sections 4(a)(2) or 4(6) of the Securities Act, or pursuant to Rules 504, 505, or 506 of Regulation D. Limited Offerings include investments in private placements, private investment partnerships, interests in oil and gas ventures, real estate syndications, participations in tax shelters, and shares issued to a public distribution. Initial Coin Offerings (“ICOs”) are also deemed to be Limited Offerings.
Manual: Twin Oak ETF Company Compliance Manual adopted by the Firm and as amended from time to time.
Material Nonpublic Information: Information that (i) has not been made generally available to the public, and that (ii) a reasonable investor would likely consider important in making an investment decision. Access Persons should consult with the CCO about any questions as to whether information constitutes Material Non-Public Information (“MNPI”).
Non-Discretionary Managed Account: An account over which an Access Person has no direct or indirect influence or control. This includes accounts for which an Access Person has granted full investment discretion to an outside broker-dealer, bank, investment manager or adviser.
No direct or indirect influence or control over an account means that the Access Person does not:
•suggest purchases or sales of investments in such account to the applicable third-party investment manager or trustee who has been granted discretionary investment authority over such account; or
•direct such third-party investment manager or trustee to purchase or sell investments on behalf of such account (including directing or advising such investment manager or trustee in regard to the relative allocation of the account’s assets to specific investments vis-à-vis other investments).
Reportable Fund: Any fund registered pursuant to the 1940 Act:

•In which the Firm serves as an investment adviser or sub-adviser; or
•Any fund whose investment adviser or principal underwriter controls the Firm, is controlled by the Firm, or is under common control with the Firm.
Reportable Security: Any Security, except: (i) Securities accounts, as well as purchases or sales effected for or Securities held in any account, over which you have no direct or indirect influence or control; (ii) Purchases or Sales made pursuant to an Automatic Investment Plan; and (iii) Purchases or Sales of any of the following Securities: (a) direct obligations of the U.S. government; (b) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (c) shares issued by registered, open-end investment companies.
Cryptocurrencies (not including Initial Coin Offerings) are deemed to be non-Reportable Securities. Cryptocurrencies include any virtual or digital currency in which encryption techniques are used to regulate the generation of units of currency and verify the transfer of funds, operating independently of a central bank (e.g., Bitcoin, Litecoin, Ethereum, etc.).
SEC: The U.S. Securities and Exchange Commission.
Security: The SEC defines the term “security” broadly to include stocks, bonds, certificates of deposit, options, interests in Private Placements, futures contracts on other securities, participations in profit-sharing agreements, and interests in oil, gas, or other mineral royalties or leases, among other things. “Security” is also defined to include any instrument commonly known as a security. Digital assets are assets that are issued and/or transferred using distributed ledger or blockchain technology, including, but not limited to, digital currencies and digital coins or tokens. A particular digital asset may or may not meet the definition of a Security under Federal Securities Laws, depending on facts and circumstances. Any questions about whether an instrument is a Security for purposes of the Code of Ethics should be directed to the CCO.
Securities Transactions: The term “Securities Transactions” as used within this Code typically refers to the purchase and/or sale of Securities, (as defined herein), by an Access Person. Securities Transactions shall include any gift of Reportable Securities that is given or received by the Access Person, including any inheritance received that includes Reportable Securities.
Supervised Person: Any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.
IV.Code of Ethics Compliance and Administration
The CCO is responsible for administering this Code of Ethics. It is the obligation of all Access Persons of Twin Oak to abide by this Code. All questions regarding the obligations set forth in this Code should be directed to the CCO.
All Access Persons must promptly report any violations of the Code to the CCO. Nothing herein shall prohibit or impede in any way an Access Person or former Access Person from reporting a possible securities law violation directly to the SEC or other regulatory authority. In addition, the Company will not retaliate in any way against an Access Person or former Access Person for providing information relating to a possible securities law violation to the SEC or other regulatory authority in good faith. Under some circumstances, it may be impractical, or an Access Person may feel uncomfortable raising the matter with the CCO. In those instances, you should report violations to your supervisor or a member of the executive management team. Any violations reported to, or independently discovered by, the CCO shall be promptly reviewed and investigated.
If it is determined that an Access Person has committed a violation of the Code, the Firm can impose sanctions and/or take other action as deemed appropriate. These actions may include, among other things, requiring that personal trades be reversed, requiring the disgorgement of profits, making a criminal referral, issuing a letter of caution or warning, suspending personal trading rights, suspending or terminating an Access Person’s employment, and/or notifying the SEC of the violation.
If any Access Persons have questions regarding the applicability, meaning or administration of this Code, they should consult the CCO immediately.
The CCO shall maintain and cause to be maintained at the Firm’s principal place of business, in an easily accessible place, the following records:
•A copy of this Code for a period of five (5) years;
•A record of each violation of this Code and of any action taken as a result of such violation for a period of not less than five (5) years following the end of the fiscal year of the Firm in which such violation occurred;
•A copy of each report made pursuant to this Code by a Access Person or the CCO, for a period of not less than five (5) years from the end of the fiscal year of the Firm in which such report or interpretation was made or issued, the most recent two (2) years of which shall be kept in a place that is easily accessible;
•A list of all persons, who currently are, or within the past five (5) years were, required to make reports pursuant this Code; and
•A record of any decision, and the reasons supporting such decision, to approve any investment in an Initial Public Offering or a Limited Offering by an Access Person, for at least five (5) years after the end of the fiscal year in which such approval is granted.
V.Personal Account Dealings
Rule 204A-1 of the Advisers Act requires the disclosure of personal Securities Transactions and holdings. The Firm requires that all Access Persons’ personal investment transactions, and the personal investments of immediate family members, be carried out in a manner that will not create a perceived or actual conflict of interest between the Firm and its Clients. Immediate family members include persons sharing the same household as the Access Person. To this end, the Firm has adopted the procedures set forth below.
In accordance with the rules, Access Persons are required to periodically report their personal securities transactions and holdings to the CCO or Compliance Designee as outlined below.
Initial Account and Holdings Disclosure Requirement
Accounts: Within 10 calendar days of an Access Person's start date, the Access Person is required to disclose all brokerage accounts in which they have beneficial ownership via Hadrius. Twin Oak
Holdings: Within 10 calendar days of an Access Person’s start date, all holdings in Reportable Securities that are beneficially owned by the Access Person must be disclosed in Hadrius, excluding those managed by a third party. The Holdings Report must be current as of a date not more than 45 as prior to the individual being hired. The Initial Holdings Report shall include the following information for each Security held by the Access Person or Immediate Family Members:
•The title and type of Security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;
•The name of any broker, dealer, or bank with which the Access Person maintains an account in which any Securities are held for the Access Person’s direct or indirect benefit; and
•The date the Access Person submits the report.
Ongoing Disclosure Requirements

Accounts: Access Persons must promptly disclose any newly opened accounts under their Beneficial Ownership that have the ability to hold Reportable Securities via Hadrius. Failure to file required reports, failing to disclose all covered accounts, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts constitutes a violation of this Code. Individual conduct can violate this Code even if no clients are harmed by such conduct.
Quarterly Transaction Reports: Each Access Person must report all information contained on the “Quarterly Transaction Report” via Hadrius for all Reportable Securities in Covered Accounts. Quarterly Transaction Reports must be submitted no later than 30 days after the end of each calendar quarter and must include all transactions effected in Reportable Securities during such quarter.
In accordance with the Advisers Act, the Quarterly Transaction Reports shall contain at least the following information for each transaction in a Reportable Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership:
•The date of the transaction, the title and, as applicable, the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each involved;
•The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•The price of the Reportable Security at which the transaction was effected;
•The name of the broker, dealer, or bank with or through which the transaction was effected; and
•The date that the report is submitted.
Annual Holdings Reports: Each Access Person must provide the CCO with a report of their holdings on an annual basis via Hadrius. Such report must be current as of a date not more than 45 days prior to the date on which it is submitted. The content of the Annual Holdings Report is the same as is required for the Initial Holdings Report above.
Brokerage Statements
In order to facilitate personal trading reporting and reviews, the Firm encourages Access Persons to connect their Covered Accounts via the automatic data connection in Hadrius. In the event that the automatic data method of transaction reporting in Hadrius is not functioning properly, Access Persons are required to submit a statement reflecting the transactions in Covered Accounts.
Access Persons must upload their statements to Hadrius in a timely manner to accurately reflect the transactions occurring in their Covered Accounts. Such statements must include:
•The date of the transaction, the title and, as applicable, the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each involved;
•The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•The price of the Reportable Security at which the transaction was effected;
•The name of the broker, dealer, or bank with or through which the transaction was effected; and
•The date that the report is submitted.
Access Persons are responsible for the reporting obligations outlined above. Access Persons should confirm with the CCO or Compliance Designee that connections for their Covered Accounts are functioning and provide any statements requested in a timely manner. Access
Reportable Securities

“Reportable Securities” include any Security except the following, which are Non-Reportable Securities:
•Direct obligations of the Government of the United States;
•Bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements;
•Shares issued by money market funds;
•Shares issued by open-end investment companies registered in the U.S., none of which are advised or underwritten by the Company or an affiliate;
•Interests in 529 college savings plans; and
•Shares issued by unit investment trusts that are invested exclusively in unaffiliated mutual funds.
If you did not have any transactions or account openings to report, this should be indicated in Hadrius, as these reports are required of all Access Persons, including those who have no transactions to report.
Exceptions from Reporting Requirements
There are limited exceptions to certain reporting requirements. Specifically, Access Persons are not required to submit:
•Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan. However, any transaction that overrides the pre-set schedule or allocations of the Automatic Investment Plan must be included in a quarterly transaction report; or
•Any reports with respect to Reportable Securities held in accounts over which the Access Person had no direct or indirect influence or control, such as a blind trust, wherein the Access Person has no knowledge of the specific management actions taken by the trustee and no right to intervene in the trustee’s management.
Any investment plans or accounts for which an Access Person claims an exception based on “no direct or indirect influence or control” must be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception and make a record of such determination. Unless and until such exception is granted, all applicable reporting requirements shall apply. The CCO may determine to obtain periodic attestations from the non-discretionary account broker that reaffirm the Access Person continues not to have influence or discretion over such accounts. The Company requires that all Access Persons seeking a reporting exception for an account based on “no direct or indirect influence or control” submit such a request in writing to the CCO initially when the exception is first sought and no less than annually thereafter confirm in writing that the exception still applies.
Managed Accounts
The CCO may periodically request information or a certification from a party responsible for managing the account and may also periodically request reporting on the account to identify transactions that would have been prohibited pursuant to this Code of Ethics, absent the exception granted.
Review and Recordkeeping
The CCO shall review personal trading reports for all Access Persons no less than quarterly and will otherwise take reasonable steps to monitor compliance with and enforce this Code of Ethics. Evidence of the reviews shall be maintained in the Firm's files. Another appropriately designated individual will review the CCO's personal securities trading reports.
Twin Oak reserves the right to require the Access Person to reverse, cancel, or freeze, at the Access Person's expense, any transaction or position in a specific security if the Firm believes the transaction or position violates its policies or appears improper. The Firm will keep all such information confidential except as required to enforce this policy or to participate in any investigation concerning violations of applicable law.

The CCO’s annual and quarterly reports and trading requests will be reviewed by the Compliance Designee.
Review and Retention of Reports
The CCO or Compliance Designee will review Access Persons’ Holdings Reports, Quarterly Transaction Reports and preclearance disclosures to determine whether any violations of the Firm’s policies or of the applicable Federal Securities Laws occurred. If there are any discrepancies between Holdings Reports, Transaction Reports or pre-clearance disclosures, the CCO will contact the applicable Access Person to resolve the discrepancy. If the Firm determines that an Access Person has violated this Code, such Access Person may be subject to disciplinary action or restrictions on further trading.
Confidentiality
The CCO and any Compliance Designee receiving reports of an Access Person’s holdings and transactions under this Code will keep such reports confidential, except to the extent that the Firm is required to disclose the contents of such reports to regulators or in legal proceedings.
Prohibited and Restricted Transactions
•Access Persons may not acquire or participate in an initial public offering without first seeking written approval from the CCO.
•Any Access Person wishing to purchase or sell a security obtained through a private placement must first seek written approval from the CCO. In addition, if an Access Person who owns a security in a private company knows that the company is about to engage in an IPO, he or she must disclose this information to the CCO.
•Participation in investment clubs must be approved in writing by the CCO in advance of any such participation.
•Rule 17j-1 under the 40 Act provides that an investment being considered for purchase or sale within 14 days of the proposed personal transaction should not be approved. Securities that have been sold in the past three (3) days should also not be granted pre-clearance approval.
Because no written policy can provide for every possible contingency, the CCO may consider granting additional exemptions from the Prohibitions on Trading on a case-by-case basis. Any request for such consideration must be submitted by the Access Person in writing to the CCO. Exceptions will only be granted in those cases in which the CCO determines that granting the request will create no actual, potential, or apparent conflict of interest.
Pre-clearance of Transactions
Access Persons are not required to obtain the CCO’s or Compliance Designee’s prior approval of personal securities transactions unless the transaction concerns an IPO, Limited Offering, Private Placement, or Securities of any issuer on the Firm’s Restricted List. The Restricted List will be available to all Access Persons and should be reviewed prior to submitting a pre-clearance request. The Firm does not trade in digital assets on behalf of Client accounts as a strategy or other than in response to an unsolicited Client request. As such, trading in digital assets does not pose a conflict of interest to the Firm. The Firm does not restrict or require preclearance in digital assets.
Preclearance requests involving IPOs (“Preclearance Request – IPO” form), Limited Offerings/Private Placements (“Private Investments” form), or Securities/issuers on the Restricted List must be submitted to the CCO or Compliance Designee by completing a pre-clearance request in Hadrius.
Pre-clearance is obtained by submitting a disclosure request in Hadrius. If pre-clearance is obtained, the Access Person shall act promptly, taking the necessary steps to effectuate the transaction. All pre-clearance requests are valid for a period of 48 hours unless otherwise determined by the CCO.

The CCO may revoke a pre-clearance at any time up until the Access Person has made a firm commitment to invest. The CCO will explain to the Access Person why pre-clearance is required and have the Access Person sign an acknowledgment of understanding and acceptance. Records of the noted exceptions/red flags, remedial actions, and all related securities transactions will be maintained in the Company's files.
Preclearance is not required to be submitted for transactions in Covered Accounts an Access Person has no direct or indirect influence or control over (“managed accounts”). All managed accounts must be disclosed along with documentation supporting the non-discretionary status of the account.

EVEN IF APPROVAL IS OBTAINED, ACCESS PERSONS MUST NOT BUY OR SELL, OR RECOMMEND THAT OTHERS BUY OR SELL, SECURITIES OF A COMPANY IF THE ACCESS PERSON HAS MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY IN QUESTION.
As discussed above, Access Persons and their Immediate Family must obtain written pre-approval from the CCO or designee before entering into Private Placements and Limited Offerings by submitting pre- clearance request via Hadrius.
Prior to making the initial or any follow-on investment, the agreements or other like documents pertaining to the investment. Where confirmations and statements or other like documents are not available from the issuer, the Access Person must promptly inform the CCO or Compliance Designee of any changes in the investment and provide the CCO or Compliance Designee with a written yearly update.
Restricted List
The CCO may place certain Securities on a restricted list (the “Restricted List”). Access Persons are prohibited from personally, or on behalf of a Client, purchasing or selling Securities that appear on the Restricted List. A Security will be placed on the Firm’s Restricted List if any transactions by the Firm or an Access Person in such Security would be considered improper and/or illegal, such as under the following circumstances:
The Firm is in possession of MNPI about an issuer;
•An Access Person is in a position that may cause the Firm or such Access Person to receive MNPI, such as serving as a member of an issuer’s board of directors;
•The Firm has executed a non-disclosure agreement or other agreement with a specific issuer that restricts trading in that issuer’s Securities;
•An Access Person’s trading in the Security may present the appearance of a conflict of interest or an actual conflict of interest;
•An investor relationship that involves a senior officer or director of an issuer (i.e., a value-added investor) may present the appearance of a conflict of interest or an actual conflict of interest; and
•The CCO has otherwise determined it is necessary to do so.
Approval will be granted only if it is confirmed that Twin Oak is not actively trading or does not have immediate plans to trade the security in question in a client account. Other factors may also be considered before approval is granted. To further safeguard against potential conflicts of interest and insider trading, the following restriction applies:
•Two-Week Restriction Period: Access Persons are prohibited from trading in securities that an ETF managed by Twin Oak has traded in, for a period of two weeks following the trade by the ETF. This is to prevent any misuse of privileged information and to ensure fairness in trading practices.
The CCO is responsible for maintaining the Restricted List. The CCO shall review the Restricted List periodically to determine whether any issuer/Security should be removed from the Restricted List. Each time the CCO adds or removes an issuer/Security to or from the Restricted List, the CCO shall document the reason for restriction or removal from the Restricted List. Only the CCO may remove a company from the Restricted List.
VI.Insider Trading
Section 204A of the Advisers Act requires Twin Oak to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of the business, to prevent the misuse of material, non-public information by the Firm or any person associated with the Firm.
Twin Oak forbids any Access Persons from trading, either personally or on behalf of others, including Funds, based upon Material Non-Public Information (“MNPI”) about a publicly traded security, or communicating MNPI to others in violation of the law. This conduct is frequently referred to as “insider trading.” This policy applies to every Access Person and extends to activities within and outside of their duties at Twin Oak.
While the law concerning insider trading is not static, it is generally understood that the law prohibits:
•trading by an insider, while in possession of MNPI;
•trading by a non-insider, while in possession of MNPI, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or
•communicating MNPI to others (i.e., “tipping”).
The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, any Access Person has any questions, they should consult the CCO.
Penalties for Insider Trading
Trading or investing in securities while in possession of MNPI or improperly communicating that information to others may expose an Access Person to stringent penalties, including criminal prosecution. Criminal sanctions may include fines and imprisonment. The SEC also can recover profits gained or losses avoided through insider trading, impose a financial penalty of up to three times the illicit windfall, and issue an order permanently barring the Access Person from the securities business. In addition, any violation of the Code’s Insider Trading Policy can be expected to result in serious sanctions by the Firm, up to and including termination of employment.
Who is an Insider?
The concept of “insider” is broad. It includes officers, directors, and employees of a company. In addition, a person can be a “temporary insider” if they enter into a special confidential relationship in the conduct of a company’s affairs and as a result are given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, Twin Oak may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.
Material Information
“Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making their investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that Access Persons should consider material includes, but is not limited to:
•Dividend or earnings announcements;

•Asset write-downs or write-offs;
•Additions to reserves for bad debts or contingent liabilities;
•Expansion or curtailment of company or major division operations;
•Merger or joint venture announcements;
•New product or service announcements;
•Discovery or research developments;
•Criminal, civil, and government investigations and indictments;
•Pending labor disputes;
•Debt service or liquidity problems;
•Bankruptcy or insolvency;
•Tender offers and stock repurchase plans; and
•Recapitalization plans.
Information provided by a company could be material because of its expected effect on a particular class of securities, all of a company’s securities, the securities of another company, or the securities of several companies. Material information need not relate to a company’s business operations. For example, information about the content of an upcoming newspaper column may affect the price of a security and therefore be considered material. Advance notice of forthcoming secondary market transactions could also be material.
Access Persons should consult with the CCO if there are any questions about the materiality of information.
Nonpublic Information
Information is considered nonpublic if it has not been broadly disseminated to investors in the marketplace. Once non-public information has been effectively distributed to the investing public, it is no longer classified as non-public. For example, the classification will change from non-public information to public information through the dissemination of information via commonly recognized channels of distribution designed to reach the securities marketplace. Such instances may include a national newspaper (e.g., The Wall Street Journal), or in a public disclosure document (e.g., Filing a Form 8K with the SEC).
In addition, a sufficient period of time must elapse for the information to permeate the public channels to be considered public. There is no set time period between the information’s release and the time it is considered to be fully disseminated into the marketplace. The speed of dissemination depends on how the information was communicated.
Manipulative Trading Practices
Access Persons are prohibited from circulating false rumors and rumors of a sensational character that reasonably may be expected to affect market conditions for one or more securities, sectors or markets or improperly influencing any person or entity. Intentionally creating, passing, or using rumors may violate the antifraud provisions of federal securities laws. Such conduct is contradictory to the Firm’s expectations regarding appropriate behavior of its Access Persons.
Access Persons are prohibited from engaging in actual or apparent trading in a security for the purpose of:
•inducing the purchase or sale of such security by others; or
•causing the price of a security to move up or down.
The Exchange Act does not prohibit otherwise lawful activity that has the incidental result of changing the supply or demand or the intrinsic value of a security.
Access Persons should consult with the CCO if they have any questions regarding the appropriateness of any communications.

Trading while in possession of information concerning trades by the Firm or its Clients is prohibited. Access Persons are prohibited from making a trade in the same direction as the Firm or a Client just before the Firm or Client makes its trade (for example, buying a Security just before the Firm or a Client buys that Security or selling just before the Firm or a Client sells that Security). Similarly, Access Persons are prohibited from making a trade in the opposite direction just after a trade by the Firm or a Client (for example, buying a Security just after the Firm or a Client stops selling such Security or selling just after the Firm or a Client stops buying such Security).
Firm’s Insider Trading Policy
The following procedures have been established to aid Access Persons in avoiding insider trading and to aid Twin Oak in preventing, detecting, and imposing sanctions against insider trading. Every Access Person must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability, and criminal penalties. If employees have any questions about these procedures, they should consult the CCO.
Procedures Designed to Detect and Prevent Insider Trading
•Before trading for themselves or others, each Access Person should ask themselves the following questions regarding information that they possess:
oIs the information nonpublic?
oIs the information material?
•If, after consideration of the above, an Access Person believes that the information may be material and nonpublic, or if an Access Person has questions as to whether the information is material and nonpublic, they should take the following steps:
oReport the information and proposed trade immediately to the CCO.
oRefrain from purchasing or selling the securities either on behalf of yourself or on behalf of others.
oRefrain from communicating the information inside or outside of the Firm, other than to the CCO.
•After the CCO has reviewed the issue, the Access Person will be instructed either to continue the prohibitions against trading and communication, or they will be allowed to trade the Security and communicate the information.
Operating Procedures and Compliance Review
The CCO will review the Firm’s Insider Trading Policy at least annually with all Access Persons to reiterate the Firm’s policy and ensure that all Access Persons are properly trained and aware of the required reporting procedures.
Upon learning of a potential or actual violation of the Insider Trading Policy, the CCO will discuss the matter with the Firm’s senior management and/or counsel, as appropriate for the situation. The CCO, in consultation with senior management and/or counsel, will determine what further action, if any, is required. Such determination will be documented in a manner appropriate for the situation.
VII.Gift and Entertainment Policy
Gifts or entertainment may create an actual or apparent conflict of interest, which could affect (or appear to affect) the recipient’s independent business judgment. Access Persons are expected to avoid any gifts or entertainment that:
•Could create an apparent or actual conflict;
•Is excessive or would reflect unfavorably on Twin Oak or its clients; or
•Would be inappropriate or disreputable in nature

Access Persons may not take advantage of their position by requesting a gift or discount. They must not:
•Receive cash, cash equivalents, loans, or personal services on behalf of Twin Oak, even if these fall within the limits outlined above. This includes gift cards or certificates if they can be redeemed for cash; or
•Receive special discounts unless they are available to all other Access Persons (e.g., a discount coupon from a retail store).
Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices is also permissible. Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.
Definitions
Gift
A “Gift” is anything of value that is given with the intent or perceived intent to foster a legitimate business relationship. Gifts can include merchandise such as wine, gift baskets, or event tickets if the giver does not attend. No Access Person may receive any gift, service, or other thing of excessive value from any person or entity that does business with or on behalf of Twin Oak. No Access Person may give or offer any gift of excessive value to existing Clients, prospective clients, or any entity that does business with or on behalf of Twin Oak without pre-approval by the CCO. Access Persons may not accept a Gift of cash or a cash- equivalent in any amount.
Entertainment
“Entertainment” is a meeting, meal, or other activity where both the Access Person and the business partner are present and have the opportunity to discuss business, or any participant’s employer bears the cost. It does not include events that have been organized by Twin Oak directly, such as receptions following an industry gathering or multi-client entertainment. If the business partner will not be present for the event, it will be considered a Gift.
Policy on Giving and Receiving Gifts and Entertainment
Gifts - Access Persons may not give or receive a Gift that is excessive or lavish to or from anyone with whom the Firm has, or is likely to have, business dealings, unless pre-approved by the CCO prior to giving or approved the next business day after receiving. Access Persons may not accept Gifts of cash or cash equivalents as well as stocks or other Securities.
Regarding Gift giving, Access Persons:
•May give a gift to a Client as long as the gift is not being provided with the intent of receipt of a testimonial;
•May not give a gift to a third-party for the intent of receiving an endorsement;
•May not give gifts of cash or cash equivalents as well as stocks or other securities; and
•May not give or provide any Gift, including a personal gift, to any official of a public/municipal fund or Taft-Hartley plan without the express prior approval of the CCO.
Entertainment – Access Persons may not give or accept an invitation that involves Entertainment that is costly, lavish, or excessive as it can raise questions of impropriety. The determination of costly, lavish, or excessive is determined by the CCO on a case-by-case basis. Entertainment activities involving the same giver and recipient should not be frequent. Exceptions to this policy can be granted by the CCO on a case- by-case basis.

If an Access Person is unable to judge the value of a Gift, believes that the Entertainment may be excessive, or has other questions pertaining to this policy, they should consult the CCO for guidance.
Reporting of Gifts and Entertainment

All reportable gifts and entertainment should be reported via the Gift and Entertainment Disclosure in Hadrius.
Charitable Gifts
Gifts made to charitable or non-profit organizations are not subject to the Gifts and Entertainment Policy provided that the donation or contribution has no business-related purpose or objective.
VIII.Outside Business Activities
Access Persons are prohibited from engaging in outside business activities without the prior written approval of the CCO. Approval will be granted on a case-by-case basis, subject to proper resolution of potential conflicts of interest. “Outside Business Activities” include being (whether or not on behalf of the Firm) an officer, director, limited or general partner, member of a limited liability company, or an employee or consultant of any non-Firm entity or organization. Outside organizations can include public or private businesses, corporations, partnerships, charitable foundations, and other not-for-profit institutions.
Access Persons must also disclose in the same reporting manner below any board or similarly controlling roles that an Immediate Family Member may hold at any public company or registered broker dealer.
Approval Procedures
•Approval Process – Access Persons must obtain written approval from the CCO before engaging in Outside Business Activities. Access Persons wishing to enter into or engage in, such transactions and activities must obtain the written approval by completing an outside business activity disclosure in Hadrius.
•New Access Persons – At or prior to the commencement of their employment with or engagement by the Firm, the Access Person must disclose all existing Outside Business Activities to the CCO by completing an outside business activity disclosure in Hadrius.
IX.Political Contributions
Rule 206(4)-5 (the “Pay-to-Play Rule”) under the Advisers Act, restricts the Firm and its Access Persons from making U.S. political contributions that may appear to be made for pay-to-play purposes, regardless of the Access Person/contributor’s intent. The EC uses the phrase “pay-to-play” to refer to arrangements whereby investment advisers make political contributions or related payments to government officials in order to be awarded with, or afforded the opportunity to compete for, contracts to manage the assets of public pension plans and other government accounts.
The Pay-to-Play Rule generally creates:
•a two-year time-out from receiving compensation for providing advisory services to certain state and local government entities after political contributions have been made to certain government officials,
•a prohibition on soliciting or coordinating certain contributions and payments, and
•a prohibition from paying certain third parties from soliciting state and local government entities.
Pay to Play Policy

It is the Firm’s policy that contributions to candidates for a public office, a political party, or a political action committee (“PAC”) by the Firm and its Access Persons are made in compliance with the Pay-to- Play Rule. Any contribution by the Firm or its Access Persons made to candidates running for U.S. state or local political office, candidates running for U.S. federal office who currently hold a U.S. state or local political office, or to political parties or PACs that may contribute to such campaigns (collectively, a “Political Contribution”) must be made in compliance with applicable law. The Firm’s policy is also applicable to Access Persons’ Immediate Family Members.
Under the Pay-to-Play Rule, the “de minimis exception” permits a Access Person or an Immediate Family Member to make political contributions to state and local elected officials up to (i) $350 per election per candidate if the contributor is entitled to vote for the candidate, and (ii) $150 per election per candidate if the contributor is not entitled to vote for the candidate.
The Firm will not make Political Contributions or otherwise endorse or support political parties or candidates (including through intermediary organizations such as PACs or campaign funds) with the intent of directly or indirectly influencing any investment management relationship.
Pre-clearance of Political Contributions
The Firm requires all Access Persons to obtain pre-approval on behalf of themselves and Immediate Family Members from the CCO or Compliance Designee by completing a Political Contribution Disclosure [in Hadrius] before making a Political Contribution. Under no circumstances may an Access Person engage in any of the foregoing activities indirectly, such as by funneling payments through third parties including, for example, attorneys, family members, friends or companies affiliated with the Firm as a means of circumventing the Pay-to-Play Rule.
New Access Person Certification
When an Access Person is engaged by the Firm, the Firm will review that Access Person’s prior Political Contributions. If the Access Person is involved in soliciting clients or investors for the Firm, then the Firm is required to look back at the Access Person’s Political Contributions within the last two years at the time of the engagement and annually thereafter. If the Access Person is not involved in soliciting clients or investors for the Firm, then the Firm is only required to look back six months from the time of hire. The CCO will determine whether any such past Political Contribution will affect the Firm’s business. Upon joining the Firm, each new Access Person must complete the “Political Contribution Disclosure” [in Hadrius].
X.Anti-bribery Policy and Procedures
Anti-Bribery Policy
It is the Firm’s that no Access Person may offer payments or anything else of value to a government official that could or will assist the Firm in obtaining or retaining business or securing any improper business advantage. This includes making, promising, or offering bribes to maintain existing business relationships or operations. Anyone at the Firm found to be violating the Firm’s “Anti-Bribery Policy” will be subject to disciplinary action, which may include termination of employment or severance of the relationship with the Firm. The Firm requires all Access Persons to report any suspicious activity that may violate this policy to the CCO. An Access Person’s failure to report known or suspected violations may itself lead to disciplinary action.
Foreign Corrupt Practices Act
The U.S. Foreign Corrupt Practices Act (“FCPA”) prohibits individuals and companies from corruptly making or authorizing an offer, payment or promise to pay anything of value to a foreign official for the purpose of influencing an official act or decision in order to obtain or retain business. The FCPA applies to all foreign officials and all employees of state-owned enterprises.
Interactions with non-U.S. government officials could take place in various contexts. Access Persons should be aware of Clients or prospective clients who are government officials, or Clients or prospective clients who are government-owned or controlled. Institutional Clients or prospects which are central banks, sovereign wealth funds or government pension funds are clear examples where FCPA issues might arise, and Access Persons’ awareness should be heightened.
Gifts and hospitality, or other expenses which are reasonable and directly related to bona fide business purposes, are not offenses under the FCPA; however, in such cases recordkeeping must be clear and unambiguous.
Under the FCPA, both the Firm and its individual Access Persons can be held criminally liable for payments made to agents or intermediaries while “knowing” that some portion of those payments will be passed on to (or offered to) a foreign official. The knowledge element required is not limited to actual knowledge but includes “consciously avoiding” the high probability that a third-party representing the Firm will make or offer improper payments to a foreign official.
FCPA Red Flags
Investment advisers engaging foreign agents are expected to be attuned to “red flags” in connection with such transactions. Examples of factors to consider when determining whether any such red flags exist include:
•The foreign country’s reputation for corruption;
•Requests by a foreign agent for offshore or other unusual payment methods;
•Refusal of a foreign agent to certify that it will not make payments that would be unlawful under the FCPA;
•An apparent lack of qualifications;
•Non-existent or non-transparent accounting standards; and
•Whether the foreign agent comes recommended or “required” by a government official.
Preclearance Requirement
Before any planned contact with a foreign official, Access Persons must advise the CCO. Any concerns that Access Persons have that a breach of the FCPA may have occurred should be immediately communicated to the CCO. Any payment or anything else of value given to a foreign official must be preapproved by the CCO.

XI.Electronic Communications
Twin Oak’s policy is to retain all business communications which include all communications sent or received by the Company relating to, among other things, recommendations made or proposed to be made and any advice given or proposed to be given; any receipt, disbursement, or delivery of funds or securities; or the placing or execution of any order to sell any security. To facilitate Twin Oak’s obligations regarding retention and storage of certain business communications, Access Persons shall only use the Twin Oak email system, Microsoft Teams and Bloomberg messaging for all internal and external business communications. Access Persons shall not communicate about company business internally or externally using personal email, other personal texting platforms (WhatsApp, internet chat rooms, or other messaging applications), or social media messaging functions (LinkedIn, Twitter, Facebook, etc.). When instances of messaging arise that are unprompted by Access Persons, those interactions should be redirected to Twin Oak’s systems promptly.

The email system provided to employees, Microsoft Teams, internet access, and the Bloomberg messaging platform approved for communications are the property of the Firm and should be used only for legitimate business purposes. Associated Persons’ communications using these electronic resources are held to the same standard as all other business communications. Associated Persons must act with good judgment, integrity, competence, dignity, and in an ethical manner when using electronic resources. Such resources may not be used to receive or transmit communications that are discriminatory, harassing, offensive, unlawful, or otherwise inappropriate.
Tone, meaning, and innuendo are often lost in electronic communications. Therefore, a joke that may have been funny to one employee and a recipient may not be funny to another employee, regulator, or a plaintiff’s attorney. Twin Oak believes in conducting professional communication when done electronically and thus requires Access Persons to refrain from:
•Using foul or offensive language;
•Attaching or forwarding inappropriate or offensive attachments or pictures; or
•Discussing inappropriate subject matter.
The CCO and/or Compliance Designee shall periodically review the Firm’s electronic communications to ensure that all communications are done in accordance with Twin Oak’s policies and procedures.
XII.Social Media
Twin Oak acknowledges the right of Access Persons to host and post blogs and use social networking sites (i.e., LinkedIn, Facebook, Twitter, etc.). However, the use of social networking sites is prohibited for use as a means of communicating with Clients, sending Clients non-public information, and/or conducting business on behalf of the Company. The information posted on blogs and social networking sites is in the public domain and may be a reflection of Twin Oak’s business and may cause Twin Oak and its private funds to be in violation of the SEC’s advertising rules. To avoid misrepresentation of Twin Oak and to avoid any violations of the SEC’s advertising rules, Twin Oak has adopted the following guidelines for Employees who choose to participate in social networking and become involved with other forms of online publishing or discussions:
•Conduct all personal internet social networking on personal equipment during non-working hours so as not to interfere with primary job responsibilities or company equipment;
•Refrain from conducting or discussing Twin Oak-related business on personal social media sites;
•Do not use the email or messaging function on any personal social media network site to communicate business-related information;
•Refrain from using, disclosing, or posting Client, investor, or Twin Oak’s confidential information or documents including financial information, performance information, and information regarding prospective business;
•Do not host or maintain a blog or website regarding the financial industry or the Firm’s technology without the prior permission of the CCO and/or Compliance Designee;
•Clearly identify comments, views, and opinions regarding the financial industry as your own;
•Professional biographies listed on social networking sites must be truthful and accurate. They may contain names, titles, contact information, and background;
•The use of testimonials or recommendations on social networking sites is prohibited;
•No website page may be created for any site without approval from the CCO and/or Compliance Designee;
•Refrain from posting information about Twin Oak on public sites that could be construed as an advertisement under the Marketing Rule, unless approved by the CCO;

•Refrain from sharing proprietary information about the Company’s operations or investment decisions;